AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 2022

Registration No. 333-240984

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Midatech Pharma PLC

(Exact name of registrant as specified in its charter)

England and Wales	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1 Caspian Point,

Caspian Way,

Cardiff, CF10 4DQ, United Kingdom

Tel: +44 29 2048 0180

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald J. Puglisi

Puglisi & Associates

850 Library Ave., Suite 204

Newark, Delaware 19711

Tel: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Jason S. McCaffrey

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (this “Post-Effective Amendment No. 2”) to the Registration Statement on Form F-1 (File No. 333-240984) (the “Registration Statement”) is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed on August 5, 2020, and as amended on August 11, 2020, and declared effective by the Securities and Exchange Commission (the “SEC”) on August 13, 2020, and as further amended by Post-Effective Amendment No. 1, as filed with the SEC on May 27, 2021, and declared effective by the SEC on June 4, 2021, to incorporate by reference the Company’s Annual Report on Form 20-F for the year ended December 31, 2021, as filed with the SEC on April 26, 2022. The Registration Statement originally covered a resale (the “Offering”) by the selling shareholders identified in this prospectus, of up to an aggregate of 12,695,456 ordinary shares, nominal value 0.1p per share, of Midatech Pharma PLC, represented by 2,539,091 American Depositary Shares (the “Depositary Shares”) consisting of (i) 3,000,000 ordinary shares represented by 600,000 Depositary Shares issuable upon the exercise of warrants originally issued in a private placement in October 2019 (the “October Private Placement”), (ii) 150,000 ordinary shares represented by 30,000 Depositary Shares issuable upon the exercise of placement agent warrants originally issued in connection with the October Private Placement, (iii) 9,090,910 ordinary shares represented by 1,818,182 Depositary Shares issuable upon the exercise of warrants originally issued in a private placement in May 2020 (the “May Private Placement”), and (iv) 454,546 ordinary shares represented by 90,909 Depositary Shares issuable upon the exercise of placement agent warrants originally issued in connection with the May Private Placement. The information included in this filing updates the Registration Statement and the prospectus contained therein.

No additional securities are being registered under this Post-Effective Amendment No. 2. Accordingly, this Post-Effective Amendment No. 2 concerns only the offer and sale of ordinary shares represented by Depositary Shares issuable from time to time upon exercise of such warrants that remain unexercised.

All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor any selling shareholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS—SUBJECT TO COMPLETION, DATED APRIL 26, 2022

MIDATECH PHARMA PLC

9,888,640 Ordinary Shares Representing 1,977,728 American Depositary Shares

This prospectus relates to the resale, by the selling shareholders identified in this prospectus, of up to an aggregate of 9,888,640 ordinary shares, nominal value 0.1p per share, or Ordinary Shares, of Midatech Pharma PLC, or the Company, represented by 1,977,728 American Depositary Shares, or Depositary Shares, consisting of (1) 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares, issuable upon the exercise of warrants issued in a private placement in October 2019, or the October Private Placement, (2) 150,000 Ordinary Shares represented by 30,000 Depositary Shares issuable upon the exercise of placement agent warrants issued in connection with the October Private Placement, (3) 6,590,910 Ordinary Shares represented by 1,318,182 Depositary Shares, issuable upon the exercise of warrants issued in a private placement in May 2020, or the May Private Placement and collectively with the October Private Placement, the Private Placements, and (4) 147,730 Ordinary Shares represented by 29,546 Depositary Shares issuable upon the exercise of placement agent warrants issued in connection with the October Private Placement.

The selling shareholders are identified in the table commencing on page 17. Each Depositary Share represents five Ordinary Shares. No Depositary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares covered by this prospectus will go to the selling shareholders. However, we may receive the proceeds from any exercise of warrants in certain circumstances. See “Use of Proceeds.”

The selling shareholders may sell all or a portion of the Ordinary Shares represented by Depositary Shares from time to time in market transactions through any market on which our Depositary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholders will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution.”

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of our Depositary Shares on the NASDAQ Capital Market on April 25, 2022 was $0.8581. Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc, or AIM, under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on April 25, 2022 was £0.135.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________

The date of this prospectus is                    , 2022

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the securities offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of the Depositary Shares means that information contained in this prospectus is correct after the date of this prospectus. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

Unless the context specifically indicates otherwise, references in this prospectus supplement to “Midatech Pharma PLC,” “Midatech,” “the Company,” “we,” “our,” “ours,” “us,” “the Group,” or similar terms refer to Midatech Pharma PLC and its consolidated subsidiaries.

We have not taken any action to permit a public offering of the Depositary Shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the Depositary Shares and the distribution of this prospectus outside of the United States.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Our financial statements are prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board and adopted by the European Union. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

We prepare our consolidated financial statements in British pounds sterling. Except as otherwise stated, all monetary amounts in this prospectus are presented in British pounds sterling.

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$” and “U.S. dollar” each refer to the United States dollar (or units thereof); and

•	“£,” “pence” and “p” each refer to the British pound sterling (or units thereof).

On March 3, 2020, following shareholder approval, we effected a one-for-20 reverse split of our Ordinary Shares and our Ordinary Shares began trading on AIM, a market operated by the London Stock Exchange plc, or AIM, on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split. As a result of the reverse stock split, the number of issued and outstanding Ordinary Shares was reduced to 23,494,981 shares as of March 3, 2020.

Concurrently with the reverse split, and in an effort to bring our Depositary Share price into compliance with the NASDAQ Stock Market LLC’s, or NASDAQ, minimum bid price per share requirement, on March 3, 2020 we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from 20 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share, reducing the number of outstanding Depositary Shares, as of the close of business on March 3, 2020 to 988,656.

The change in the number of Ordinary Shares resulting from the reverse stock split and change in the number of Depositary Shares resulting from the change in ratio has been applied retroactively to all share and per share amounts presented in this prospectus, to the extent applicable.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements contained or incorporated by reference herein, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth, other than statements of historical facts, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to risks related to:

•	our requirement for additional financing and our ability to continue as a going concern;

•	our estimates regarding losses, expenses, future revenues, and capital requirements;

•	our ability to successfully develop, test, and partner with a licensee to manufacture or commercialize products for conditions using our technology platforms;

•	the successful commercialization and manufacturing of any future product candidate we may commercialize or license;

•	the success and timing of preclinical studies and clinical trials, if any;

•	shifts in our business and commercial strategy;

•	the filing and timing of regulatory filings, including investigational new drug applications, with respect to any of our products and the receipt of any regulatory approvals;

•	the anticipated medical benefits of our products;

•	the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;

•	the success and timing of the potential commercial development of our product candidates and any product candidates we may acquire in the future, including MTX110;

•	our plans and ability to develop and commercialize our product candidates and any product candidates we may acquire in the future;

•	the ability to manufacture products in third-party facilities;

•	the rate and degree of market acceptance of any of our product candidates;

•	the successful development of our commercialization capabilities, including our internal sales and marketing capabilities;

•	obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;

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•	the success of competing therapies and products that are or become available;

•	the success of any future strategic acquisitions;

•	cybersecurity and other cyber incidents;

•	industry trends;

•	the impact of government laws and regulations;

•	regulatory, economic and political developments in the United Kingdom, the European Union, the United States and other foreign countries, including any impact from the United Kingdom leaving the European Union;

•	the difficulties doing business internationally, including any risks related to the novel strain of coronavirus, COVID-19;

•	the ownership of our Ordinary Shares and Depositary Shares;

•	our ability to meet the listing criteria required to remain listed on the NASDAQ Capital Market;

•	our status as a foreign private issuer;

•	our ability to recruit or retain key scientific or management personnel or to retain our senior management;

•	the impact and costs and expenses of any litigation we may be subject to now or in the future;

•	the performance of third parties, including joint venture partners, our collaborators, third-party suppliers and parties to our licensing agreements; and

•	other risks and uncertainties, including those described in “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, or the 2021 Annual Report, or in this prospectus.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. You are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are referenced in the section entitled “Risk Factors” in our 2021 Annual Report or in this prospectus. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent 2021 Annual Report and our Reports on Form 6-K. We undertake no obligation to revise or update any forward-looking statements, except to the extent required by law.

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PROSPECTUS SUMMARY

The following summary of our business highlights some of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus. You should also carefully consider the matters discussed in the section in this prospectus entitled “Risk Factors.”

Overview

We are focused on the research and development of medicines which we believe would benefit from improved bio-delivery and/or bio-distribution using our using our proprietary platform drug delivery technologies:

•	Our Q-SpheraTM platform: Our disruptive polymer microsphere microtechnology is used for sustained delivery to prolong and control the release of therapeutics over an extended period of time, from weeks to months.

•	Our MidaSolveTM platform: Our innovative oligosaccharide nanotechnology is used to solubilize drugs so that they can be administered in liquid form directly and locally into tumors.

•	MidaCoreTM platform: Our leading-edge gold nanoparticle, or GNP, nanotechnology is used for targeting sites of disease by using either chemotherapeutic agents or immunotherapeutic agents.

Recent Developments

Strategic Review

In March 2020, we reviewed the remaining costs necessary to complete the Phase III clinical trial of MTD201, which uses our sustained release platform, Q-Sphera, to formulate a long acting dose of octreotide for the treatment of acromegaly and neuroendocrine tumors, as well as the manufacturing scale-up of our MTD201 manufacturing capabilities at our Bilbao, Spain facilities. We believed the remaining costs to be in the order of $30 million (of which $8.5 million had been raised in loans from the Spanish government, as discussed in more detail herein). Given the state of the financial markets at that time, and our cash runway, we determined we were unlikely to conclude a license transaction or raise sufficient funds to continue the required remaining investment in MTD201 in a timely manner. The Board of Directors made the determination to terminate the further in-house development of MTD201 and, on March 31, 2020, announced a strategic review of our operations.

In connection with the decision to terminate the MTD201 program, we closed our MTD201-dedicated manufacturing facilities in Bilbao, Spain. We have made redundant all of our Midatech Pharma España S.L., or Midatech Spain, employees pursuant to a consultation process as required by Spanish law. We also made redundant five employees located in the United Kingdom in our clinical research and administrative departments.

Following these changes, our strategy has shifted to deploying our proprietary drug delivery technologies to formulate a compelling portfolio of novel first-in-class sustained release formulations of products with significant commercial potential for licensing to pharmaceutical company partners at a proof-of-concept stage. Other than with respect to MTX110, for which pilot clinical trials are required to demonstrate proof of concept due to the fact we are repurposing an existing medicine, we have no plans to undertake additional clinical trials in humans unless a license partner or grant funding has been secured. MTX110 is a direct delivery treatment for diffuse intrinsic pontine glioma, or DIPG, an ultra-rare brain cancer suffered by children, using our MidaSolve technology for direct delivery. For more information regarding our strategy, see “—Our Strategy.”

Additionally, on March 31, 2020, Dr. Craig Cook, our then-Chief Executive Officer, resigned from his position and as a director of Midatech, effective immediately. He was succeeded by Mr. Stephen Stamp, our then-current Chief Financial Officer, who now serves in the combined roles of Chief Executive Officer and Chief Financial Officer. Further, in line with our streamlined strategy and operations, each of Dr. Huaizheng Peng and Mr. Frederic Duchesne resigned from the Board of Directors, effective March 31, 2020.

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On January 26, 2021, we announced, among other things, that the strategic review had been completed and that we were now focused on executing our realigned strategy of deploying our technologies to develop more early stage products and seeking licensing partners at proof of concept stage.

Secura License Agreement

We entered into a License Agreement, executed on or about June 6, 2017, by and between Midatech Limited and Novartis AG, or Novartis, which Novartis subsequently transferred to Secura Bio, Inc., or Secura Bio, and the agreement, the Secura License Agreement. Pursuant to the Secura License Agreement, Midatech Limited was granted a non-exclusive worldwide, sublicenseable license to certain patents of panobinostat, the active pharmaceutical ingredient of our development product MTX110. Midatech Limited’s rights are limited to the treatment of brain cancer in humans, administered by convection-enhanced delivery. We received a letter dated June 1, 2020, sent on behalf of Secura Bio purporting to terminate the Secura License Agreement “effective immediately,” the reason specified being that we were proposing to liquidate the Company. Despite our assurances to the contrary, and despite our repeated requests that Secura Bio withdraw its termination, Secura Bio reaffirmed the termination and reasons therefor and the agreement was thus terminated. We received a further letter sent on behalf of Secura Bio dated May 21, 2021 purporting to terminate the Secura License Agreement a second time for alleged material breaches of the agreement, and demanding a non-exclusive, fully paid-up, royalty-free, perpetual license to Midatech’s MTX110 intellectual property. This demand was refused based upon, among other things, Secura Bio’s previous termination of the Secura License Agreement in 2020.

We view MTX110 as an important asset and currently have two ongoing clinical trials for MTX110 and intend to commence two further clinical trials as part of our MTX110 clinical program. We continue to enjoy freedom to use panobinostat for research purposes and we plan to continue to pursue development of MTX110. We believe that the relevant Secura Bio patents may delay a launch of MTX110 for use in patients with DIPG, however we do not anticipate it would have any impact on launching MTX110 for use in patients with glioblastoma multiforme. If we are unable to launch a product candidate until the patent expires, there could be a material adverse effect on our business, financial condition and results of operations.

Impact of COVID-19

With the global spread of the ongoing COVID-19 pandemic, we established a COVID-19 task force in mid-March 2020 with the objectives of safeguarding the health and wellbeing of our staff members and monitoring the impact on our vendors and collaborators. Beginning in mid-March 2020, our employees primarily worked from their homes. Since that time, we have formally implemented a work-from-home policy for our employees, with exceptions being made for essential laboratory personnel. To the extent possible, we have reorganized the layout of our offices and laboratories in Cardiff, Wales to conform to social distancing policies and allow laboratory employees to safely return to the workplace, if allowed by their local government.

Our expectation is that the COVID-19 pandemic is likely to negatively affect businesses globally for an indeterminate period and that, once the pandemic is under control, recovery to normalization will not be instantaneous. Accordingly, we believe governmental limitations on travel will certainly cause delays to timelines. These delays may be the result of a limitation on the number of staff permitted in our facilities at any one time or delays in our vendor’s supply chains. In addition, delays have occurred in the recruitment and execution of clinical trials as prospective and enrolled patients are unable to visit clinical sites.

It is not currently possible to quantify the impact of COVID-19 and resultant delays on the Company until it becomes clear that the global crisis has abated and a normalization of the business environment can be foreseen with confidence.

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United Kingdom Placing

In July 2021, we, through Turner Pope Investments Limited, a United Kingdom Financial Conduct Authority registered broker, completed a placing with certain investors in the United Kingdom of 35,087,720 Ordinary Shares, or the July 2021 Placing Shares, at an issue price of £0.285 per share.

The July 2021 Placing Shares were offered only outside the United States in reliance upon Regulation S under the Securities Act in an offshore transaction.

MTX110 Updates

The first application of our MidaSolve technology is for the treatment of debilitating childhood brain cancers that have no approved therapies. Diffuse intrinsic pontine glioma, or DIPG, is an ultra-rare brain cancer, most commonly found in children. We believe MTX110 (soluble panobinostat), which is a ‘direct-to-brain’ treatment for DIPG and is based on our MidaSolve technology for direct delivery, may be an important advancement in transforming outcomes for patients with this disease.

We have previously completed a Phase I study at the University of California, San Francisco, or UCSF, in seven DIPG patients. The UCSF study met its primary endpoint, supporting a dose of between 60μM and 90μM of MTX110, depending upon patient tolerance in Phase II. We plan to initiate a Phase II study in DIPG in the second half of 2022 to examine efficacy and safety in approximately 20 patients. The Phase II trial will also use a convection enhanced delivery system, whereby MTX110 will be infused under slight pressure directly into and around the tumor. We believe the primary endpoint of the study is likely to be patient survival rates after 12 months.

On December 13, 2021, we announced our investigational new drug, or IND, application for a Phase I trial of MTX110 in patients with recurrent glioblastoma multiforme, or GBM, (rGBM), had been cleared by the U.S. Food and Drug Administration. At that time, the 30-day review period had expired and the IND had been judged safe to proceed. Accordingly, we have initiated preparations for the trial start in the first half of 2022.

We were engaged in tentative discussions with a third party around the potential co-development of MTX110. We subsequently terminated these discussions pending the outcome of our Phase I trial in GBM.

Governmental Loans and Grants

On September 11, 2019, Midatech Spain received a €6.6 million loan from the Spanish Ministry of Industry, Commerce and Tourism, under its Re-industrialisation Programme, or the REINDUS Loan. The loan was fully drawn down in September 2019, and was partially secured by a guarantee by the Company of €3.0 million in the form of a cash bond. The REINDUS Loan was intended to partially fund activities to scale-up the manufacturing capability of our MTD201 program, however, in connection with our decision to terminate the MTD201 program and shut down our Bilbao, Spain manufacturing facilities, we fully repaid this loan in August 2020. The total amount repaid was approximately €3.6 million (net of deposits returned to us). In addition, we repaid other loans from the Spanish government in connection with this termination. As of December 31, 2020, €119,000 of Spanish government loans remained outstanding. This remaining amount was repaid in February 2021. In February 2021, we received a fine of €149,835 from the Spanish tax authorities in relation to the purported late repayment of the loan. We consider the fine without foundation and are currently appealing it.

Collaboration with Janssen

On July 21, 2020, we announced a collaboration with the European affiliate of a global pharmaceutical company to deploy our in-house expertise and proprietary drug delivery platforms towards product candidates nominated by the collaborating company. On January 17, 2022, we announced the extension of this collaboration and disclosed the collaborator as Janssen Pharmaceutical NV, or Janssen, an affiliate of Johnson & Johnson. On March 9, 2022, we announced we had extended this collaboration to include another large molecule.

Nominated Advisor

On March 8, 2022, we announced that Strand Hanson Limited was appointed as our nominated and financial advisor, effective as of such date.

Non-Compliance with NASDAQ Continued Listing Requirements

Our Depositary Shares are currently listed on the NASDAQ Capital Market. We are required to meet certain qualitative and financial tests to maintain the listing of our Depositary Shares on NASDAQ. On April 13, 2022, we received a letter from NASDAQ stating that, for the previous 30 consecutive business days, the bid price for our Depositary Shares had closed below the minimum $1.00 bid price per share requirement for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(a)(2). The notice has no immediate effect on the listing or trading of our Depositary Shares and the Depositary Shares will continue to trade on the NASDAQ Capital Market under the symbol “MTP.”

In accordance with NASDAQ Listing Rules, we have a grace period of 180 calendar days, or until October 10, 2022, or the Compliance Period, to regain compliance with the minimum bid price requirement.  To regain compliance, the closing bid price of the Depositary Shares must meet or exceed $1.00 per share for at least 10 consecutive business days during the Compliance Period. If the Depositary Shares do not regain compliance with the minimum bid price requirement during the Compliance Period, we may be eligible for an additional grace period of 180 calendar days provided that we satisfy NASDAQ's initial listing standards for listing on the NASDAQ Capital Market, other than the minimum bid price requirement, and provide written notice to NASDAQ of its intention to cure the delinquency during the second grace period. If we do not regain compliance during the initial grace period and are not eligible for an additional grace period, NASDAQ will provide written notice that the Depositary Shares are subject to delisting from the NASDAQ Capital Market. In that event, we may appeal such determination to a hearing panel.

We intend to monitor the bid price of our Depositary Shares during the Compliance Period and will consider taking such actions as may be necessary and appropriate to achieve compliance with continued listing requirements prior to the expiration of all available grace periods.

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Our Strategy

Our development, manufacturing and commercialization strategy is based on advancing our proprietary technology platforms and programs with a view to partnering these assets during the course of their development. This is expected to drive a commercial pipeline of products with improved essential parameters, over and above the currently marketed source or parent compound, including safety, tolerability, efficacy and compliance profiles. We believe that our management team has significant industry and technical experience and is highly capable of, and committed to, building our value.

Since our announcement of a strategic review in March 2020 and the termination of further in-house development of MTD201, we have sought to broaden our research and development pipeline through technology collaborations with third party pharmaceutical companies, initiating new internal programs and adding new indications to MTX110. Our realigned strategy is to advance our development programs to proof-of-concept stage, before seeking license partners to fund further development, manufacturing scale-up and commercialization of such programs.

Development

Our intention is to build a balanced portfolio of Q-Sphera programs employing a strategy to create an:

•	internal pipeline of long-acting, injectable products by re-formulating existing, approved therapies; and

•	external pipeline by entering into research collaboration with partners to formulate their proprietary products into long-acting injectable products.

We have applied our MidaSolve technology to panobinostat to create our proprietary product MTX110. Our development strategy for MTX110 is to demonstrate its utility in a range of intractable brain cancers with a series of pilot proof-of-concept studies before seeking licensee partners. Once a licensing partner has been secured, we would expect any future development costs to be reimbursed by that partner.

Manufacturing

As part of our strategic review, we decided to close our operations in Bilbao, Spain, including our Q-Sphera dedicated manufacturing facility. To establish proof-of-concept in pre-clinical studies for potential licensees, we are able to manufacture non-good manufacturing practices, or GMP, Q-Sphera products at pilot scale at our Cardiff, Wales facility. Our intention is to technology transfer the manufacturing of clinical trial supplies and, ultimately, full GMP commercial manufacture to a third party contract management organization, or CMO. We would expect a licensee to assume the cost of manufacturing GMP product and commercial scale-up pursuant to a technology transfer agreement.

MTX110 is currently being manufactured to GMP standards at a CMO.

Commercialization

Once proof-of-concept has been established, we intend to seek to license our products to a partner who would complete the development, and subsequently market and sale, of the product in an agreed upon licensed territory. In addition to reimbursement of development costs, the partner would be expected to make milestone payments based on sales targets and royalty payments.

Our Platform Technologies and Pipeline

Central to our business are our three complementary platform technologies that enable the sustained release, direct local delivery, or targeted delivery improvement to previously approved therapeutic drugs. Individually, these platforms are expected to offer unique advantages that address current therapeutic challenges and needs. Our sustained release “Q-Sphera” technology platform is used for selected applications, and ensures consistently sized monodispersed polymer microparticles that may be engineered for precise and sustained release drug delivery. Our GNP “MidaCore” technology platform may provide improved targeting of chemotherapeutics agents to individual tumors using specific targeting agents in order to deliver a therapeutic payload into the tumor cell, while at the same time decreasing the side effect profile associated with off-target effects of these drugs.  Our nano-inclusion technology platform, “MidaSolve,” used for local delivery of therapeutics, allows for the delivery of generally water insoluble drugs into the site of disease through the creation of water soluble complexes without the efficacy of the active drug compound being affected. Individually and collectively, we believe that these technologies provide platforms that improve bio-delivery and bio-distribution of therapeutic molecules to the right place of disease, at the right time.

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In 2020, following our strategic review, we pivoted from a largely singular focus on the clinical development and manufacturing scale up of MTD201 to a strategy based on a broader, but earlier stage, pipeline designed to optimize opportunities for partnering success. Our development pipeline includes eight projects, of which two are partnered with Janssen, and as set forth in more detail below:

Corporate Information

Our principal executive offices are located at 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom. The telephone number at our principal executive office is +44 29 2048 0180. Our service agent in the United States is located at Puglisi and Associates, 850 Library Avenue Newark, Delaware 19711. Our Ordinary Shares are admitted for trading on AIM under the listing code “MTPH.” Our Depositary Shares, each representing five Ordinary Shares, are listed on the NASDAQ under the symbol “MTP.” Our website is located at http://midatechpharma.com. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our 2021 Annual Report, as filed with the SEC on April 26, 2022, and our Reports on Form 6-K as filed with the SEC, as described in the section titled “Incorporation of Certain Information by Reference.”

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The Offering

Depositary Shares offered by the Selling Shareholders	Up to an aggregate of 9,888,640 Ordinary Shares of the Company represented by 1,977,728 Depositary Shares, consisting of (1) 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares, issuable upon the exercise of warrants issued in the October Private Placement, (2) 150,000 Ordinary Shares represented by 30,000 Depositary Shares issuable upon the exercise of placement agent warrants issued in connection with the October Private Placement, (3) 6,590,910 Ordinary Shares represented by 1,318,182 Depositary Shares, issuable upon the exercise of warrants issued in a private placement in the May Private Placement, and (4) 147,730 Ordinary Shares represented by 29,546 Depositary Shares issuable upon the exercise of placement agent warrants issued in connection with the October Private Placement. The selling shareholders are identified in the table commencing on page 17.

Ordinary Shares outstanding at March 31, 2022	98,468,413 Ordinary Shares (including those represented by Depositary Shares)

Depositary Shares

Each Depositary Share represents five Ordinary Shares.

The depositary (through its custodian) will hold the Ordinary Shares underlying your Depositary Shares. You will have rights as provided in the deposit agreement among us, Bank of New York Mellon, as depositary, and all owners and holders from time to time of Depositary Shares issued thereunder. You may, among other things, cancel your Depositary Shares and withdraw the underlying ordinary shares against a fee paid to the depositary (which may be reimbursable by the Company). In certain limited instances described in the deposit agreement, we may amend or terminate the deposit agreement without your consent. If you continue to hold your Depositary Shares, you agree to be bound by the terms of the deposit agreement then in effect.

To better understand the terms of the Depositary Shares and the deposit agreement, including applicable fees and charges, you should carefully read “Description of American Depositary Shares” in this prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Depositary	Bank of New York Mellon

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares represented by Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares covered by this prospectus will go to the selling shareholders. However, we will receive the proceeds from any exercise of warrants. See the section of this prospectus titled “Use of Proceeds.”

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Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 12 of this prospectus, as well as those risk factors that are incorporated by reference in this prospectus, for a discussion of factors to consider before deciding to invest in our securities.

AIM trading symbol for Ordinary Shares	“MTPH”

Trading symbol on NASDAQ for Depositary Shares	“MTP”

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RISK FACTORS

Our business has significant risks. You should consider carefully the risks set forth below and other information in this prospectus, including the information contained under the heading “Risk Factors” in our 2021 Annual Report and incorporated herein by reference, before you decide to purchase our securities. These risks and uncertainties are not the only risks and uncertainties we may face. Additional risks and uncertainties not presently known to us, or that we currently consider immaterial could also negatively affect our business, financial condition, results of operations, prospects, profits and share prices. If any of the risks described below actually occur, our business, financial condition, results of operations, prospects, profits and share prices could be materially adversely affected. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” herein.

The sale of a substantial amount of our Ordinary Shares (represented by Depositary Shares), including resale of the Ordinary Shares (represented by Depositary Shares) issuable upon the exercise of the warrants held by the selling shareholders in the public market could adversely affect the prevailing market price of our Ordinary Shares and/or Depositary Shares.

We are registering for resale 9,888,640 Ordinary Shares represented by 1,977,728 Depositary Shares issuable upon the exercise of warrants held by the selling shareholders. Sales of substantial amounts of our Ordinary Shares and/or Depositary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Ordinary Shares and/or Depositary Shares. We cannot predict if and when selling shareholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares (including Ordinary Shares represented by Depositary Shares). Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares represented by Depositary Shares by the selling shareholders. All net proceeds from the sale of the Ordinary Shares represented by Depositary Shares and the warrants covered by this prospectus will go to the selling shareholders. We expect that the selling shareholders will sell their Ordinary Shares represented by Depositary Shares as described under “Plan of Distribution.”

We will receive proceeds from the exercise of the warrants and issuance of the Depositary Shares underlying the warrants. If all of the warrants mentioned above were exercised in full, the proceeds would be approximately $6.7 million. We currently intend to use the net proceeds of such warrant exercise, if any, to fund the clinical development program of MTX110, our product for GBM and DIPG and potentially other brain cancers, develop an internal pipeline of Q-Sphera formulation for partnering, for working capital and for general corporate purpose. Pending such uses, we intend to invest the net proceeds in short-term, interest-bearing investments.

We can make no assurances that any of the warrants will be exercised, or if exercised, the quantity which will be exercised or in the period in which they will be exercised.

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DIVIDEND POLICY

Since inception, we have never declared or paid any cash dividends on our Ordinary Shares and do not anticipate paying any cash dividends on our Ordinary Shares or the Depositary Shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

Any determination to pay dividends in the future would be at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, and any future debt agreements and is subject to compliance with applicable laws, including the United Kingdom Companies Act of 2006, or the Companies Act, which requires English companies to have profits available for distribution equal to or greater than the amount of the proposed dividend.

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CAPITALIZATION

The following table sets forth our capitalization on an actual basis as of December 31, 2021:

The amounts shown below represent management’s estimate. The information in this table should be read in conjunction with our “Management Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

(£’s in thousands)	As of December 31, 2021

Cash and cash equivalents	10,057
Borrowings, non-current	--
Total equity	10,452
Total capitalization	10,452

The table above does not include, as of December 31, 2021:

•	3,008,276 Ordinary Shares issuable upon the exercise of stock options outstanding under our equity incentive plans at a weighted-average exercise price of £0.49 per share;

•	2,835 Ordinary Shares issuable upon the exercise of stock options assumed in connection with the acquisition of DARA BioSciences, Inc., or DARA, at a weighted average exercise price of $95.17 per share;

•	warrants exercisable for 15,692,276 Ordinary Shares at an exercise price of £10.00 per share;

•	warrants exercisable for 4,080 Ordinary Shares assumed in connection with the acquisition of DARA at an exercise price of $61.03 per share

•	warrants, issued in connection with the October Private Placement, exercisable for 630,000 Depositary Shares (representing 3,150,000 Ordinary Shares), at an exercise price of $6.25 per Depositary Share;

•	warrants, issued in connection with a May Private Placement, exercisable for 1,318,182 Depositary Shares (representing 6,590,910 Ordinary Shares), at an exercise price of $2.05 per Depositary Shares;

•	warrants, issued to the placement agent in connection with a May Private Placement, exercisable for 29,546 Depositary Shares (representing 147,730 Ordinary Shares), at an exercise price of $2.0625 per Depositary Shares; and

•	warrants, issued in connection with a May 2020 placing in the United Kingdom, exercisable for 6,999,999 Ordinary Shares, including warrants issued to the placing agent in connection with such offering, at an exercise price of £0.34 per Ordinary Share.

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REGISTERED OFFERINGS AND PRIVATE PLACEMENTS OF SECURITIES

October 2019 Offering

On October 25, 2019, we completed the closing of a registered direct offering with an institutional investor, or the Investor, for the sale of 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares at a price per Depositary Share of $5.00, for aggregate gross proceeds of $3.0 million.

In the concurrent October Private Placement, we sold warrants to the Investor, or the October Private Placement Warrants, to purchase a total of 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares at an exercise price of $6.25 per Depositary Share. The October Private Placement Warrants became exercisable on December 23, 2019. The October Private Placement Warrants will expire five and one-half years from such initial exercise date. The closing of the October Private Placement occurred on October 25, 2019.

H.C. Wainwright & Co., LLC, or Wainwright, served as the sole placement agent for the October Private Placement. In connection with the registered direct offering, we also issued to certain designees of Wainwright warrants, or Wainwright October Warrants, for the purchase of a total of 150,000 Ordinary Shares represented by 30,000 Depositary Shares at an exercise price per share of $6.25 pursuant to the terms of our engagement letter agreement with Wainwright. The Wainwright October Warrants became exercisable on December 23, 2019 and expire on October 22, 2024. The shares underlying the October Private Placement Warrants and the Wainwright October Warrants are being registered for resale hereunder.

Each of the October Private Placement Warrants and Wainwright October Warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our Ordinary Shares in excess of the beneficial ownership limitation. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us.

May 2020 Offering

On May 20, 2020, we completed the closing of a registered direct offering with certain institutional investors for the sale of 9,090,910 Ordinary Shares represented by 1,818,182 Depositary Shares at a price per Depositary Share of $1.65, for aggregate gross proceeds of $3.0 million.

In the concurrent May Private Placement, we sold warrants to the same institutional investors, or the May Private Placement Warrants, to purchase a total of 9,090,910 Ordinary Shares represented by 1,818,182 Depositary Shares at an exercise price of $2.05 per Depositary Share. The May Private Placement Warrants became exercisable upon the closing of the offering. The May Private Placement Warrants will expire five and one-half years from the closing of the offering. The closing of the May Private Placement occurred on May 20, 2020.

Wainwright served as the sole placement agent for the May Private Placement. In connection with the registered direct offering, we also issued warrants to certain designees of Wainwright, or Wainwright May Warrants, for the purchase of a total of 454,546 Ordinary Shares represented by 90,909 Depositary Shares at an exercise price per share of $2.0625 pursuant to the terms of our engagement letter agreement with Wainwright. The Wainwright May Warrants become exercisable upon the closing of the offering and expire on May 18, 2025. The shares underlying the May Private Placement Warrants and the Wainwright May Warrants are being registered for resale hereunder.

Each of the May Private Placement Warrants and Wainwright May Warrants are subject to a beneficial ownership limitation of 4.99% or 9.99%, as applicable, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of shares of our Ordinary Shares in excess of the beneficial ownership limitation. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us.

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SELLING SHAREHOLDERS

This prospectus covers the possible resale from time to time by the selling shareholders identified in the table below of 9,888,640 Ordinary Shares represented by 1,977,728 Depositary Shares issuable upon the exercise of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants (referred to in this prospectus collectively and individually as the “warrants”). The selling shareholders may sell some, all or none of their Ordinary Shares represented by Depositary Shares. We do not know how long the selling shareholders will hold the warrants, whether any will exercise the warrants, and upon such exercise, how long such selling shareholders will hold the Ordinary Shares represented by Depositary Shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares represented by Depositary Shares by each of the selling shareholders. The second column lists the number of Ordinary Shares represented by Depositary Shares beneficially owned by each selling shareholder, based on its ownership of Depositary Shares and warrants to purchase Depositary Shares, as of March 31, 2022, assuming exercise of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants, as applicable, held by the selling shareholders on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of Ordinary Shares represented by Depositary Shares being offered in this prospectus by the selling shareholders. The fourth and fifth columns list the amount of Ordinary Shares represented by Depositary Shares owned after the offering, by number of Ordinary Shares represented by Depositary Shares and percentage of outstanding Ordinary Shares, assuming in both cases the sale of all of the Ordinary Shares represented by Depositary Shares offered by the selling shareholders pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of Ordinary Shares which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares not yet issuable upon exercise of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants which have not been exercised. The beneficial ownership limitation may be increased or decreased, provided that in no event shall it exceed 9.99%, upon notice to us, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following the receipt of such notice by us. The number of shares in the table below does not reflect this limitation. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering**	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus**	Number of Ordinary Shares Owned After the Offering**	Percentage of Ordinary Shares Owned After the Offering***
Armistice Capital Master Fund Ltd. (1)	6,255,000	6,255,000	--	--
L1 Capital Global Opportunities Master Fund Ltd. (2)	765,155	765,155	--	--
Intracoastal Capital, LLC (3)	691,960	691,960	--	--
Lind Global Macro Fund, LP (4)	969,700	969,700	--	--
Iroquois Master Fund, Ltd. (5)	681,820	681,820	--	--
Michael Vaskinkevich (6)	96,750	96,750	--	--
Iroquois Capital Investment Group, LLC (7)	227,275	227,275	--	--
Noam Rubinstein (8)	190,430	190,430	--	--
Charles Worthman (9)	6,050	6,050	--	--
Mark Viklund (10)	4,500	4,500	--	--

__________________

*	Represents beneficial ownership of less than one percent.
**	Subject to beneficial ownership blocker. See notes below.
***	Based upon 98,468,413 Ordinary Shares issued and outstanding as of March 31, 2022.

(1)	Based on a Form 8.3 filed in the United Kingdom on June 1, 2020 and information provided to us by the selling shareholder. The selling shareholder holds warrants issued by us in the October Private Placement and May Private Placement, which entitle the holder to purchase up to an aggregate of 6,255,000 Ordinary Shares (in the form of Depositary Shares). The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of our Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Armistice Capital, LLC, the investment manager of Armistice Capital Master Fund Ltd., or Armistice, and Steven Boyd, the managing member of Armistice Capital, LLC, hold shared voting and dispositive power over the shares held by Armistice. Each of Armistice Capital, LLC and Steven Boyd disclaims beneficial ownership of the securities listed except to the extent of their pecuniary interest therein. The principal business address of Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, New York, 10022.

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(2)	Based on a Form 8.3 filed in the United Kingdom on May 28, 2020 and information provided to us by the selling shareholder. The selling shareholder holds warrants issued by us in the May Private Placement, which entitle the holder to purchase up to an aggregate of 765,155 Ordinary Shares (in the form of Depositary Shares). The warrants are subject to a beneficial ownership limitation of 9.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 9.99% beneficial ownership limitation, if applicable. David Feldman and Joel Arber are both the directors the selling shareholder, and as such they each individually have sole dispositive and voting power. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities for all other purposes. The principal business address of the selling shareholder is 161A Shedden Road, 1 Artillery Court, P.O. Box 10085, Grand Cayman, Cayman Islands KY1-1001, Cayman Islands.

(3)	Based upon information provided to us by the selling shareholder, the selling shareholder holds warrants issued by us in the May Private Placement which entitle the holder to purchase up to an aggregate of 691,960 Ordinary Shares (in the form of Depositary Shares). The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of the selling shareholder, have shared voting control and investment discretion over the securities reported herein that are held by the selling shareholder. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by the selling shareholder. The principal business address of the selling shareholder is 245 Palm Trail, Delray Beach, Florida 33483.

(4)	Based on a Form 8.3 filed in the United Kingdom on May 28, 2020 and information provided to us by the selling shareholder. The selling shareholder holds warrants issued by us in the May Private Placement, which entitle the holder to purchase up to an aggregate of 1,515,155 Ordinary Shares (in the form of Depositary Shares). The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Lind Global Partners LLC, the general partner of the selling shareholder, and Jeff Easton, the managing member of Lind Global Partners LLC, may each be deemed to have sole voting and dispositive power with respect to the shares held by the selling shareholder. The principal business address of the selling shareholder is 444 Madison Avenue, Floor 41, New York, New York 10022.

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(5)	Based upon information provided to us by the selling shareholder, the selling shareholder holds warrants issued by us in the May Private Placement which entitle the holder to purchase up to an aggregate of 681,820 Ordinary Shares (in the form of Depositary Shares). The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Management and Iroquois Master Fund. The principal business address of the selling shareholder is 125 Park Avenue, 25th Floor, New York, New York 10017.

(6)	Based upon information provided to us by the selling shareholder, the selling shareholder holds warrants issued by us in the October Private Placement which entitle the holder to purchase up to an aggregate of 96,750 Ordinary Shares (in the form of Depositary Shares). The selling shareholder is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for registered direct offering of our securities in October 2019 and May 2020, as well the concurrent October Private Placement and May Private Placement, respectively. The principal business address of the selling shareholder is 430 Park Avenue, Level 3, New York, NY 10022.

(7)	Based upon information provided to us by the selling shareholder, the selling shareholder holds warrants issued by us in the May Private Placement which entitle the holder to purchase up to an aggregate of 227,275 Ordinary Shares (in the form of Depositary Shares). The warrants are subject to a beneficial ownership limitation of 4.99%, which does not permit the selling shareholder to exercise that portion of the warrants that would result in the selling shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The amounts and percentages in the table do not give effect to the 4.99% beneficial ownership limitation, if applicable. Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital Investment Group LLC. The principal business address of the selling shareholder is 125 Park Avenue, 25th Floor, New York, New York 10017.

(8)	Based upon information provided to us by the selling shareholder, the selling shareholder holds warrants issued by us in the October Private Placement and May Private Placement which entitle the holder to purchase up to an aggregate of 190,430 Ordinary Shares (in the form of Depositary Shares). The selling shareholder is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for registered direct offering of our securities in October 2019 and May 2020, as well the concurrent October Private Placement and May Private Placement, respectively. The principal business address of the selling shareholder is 430 Park Avenue, Level 3, New York, NY 10022.

(9)	Based upon information provided to us by the selling shareholder, the selling shareholder holds warrants issued by us in the October Private Placement and May Private Placement which entitle the holder to purchase up to an aggregate of 6,050 Ordinary Shares (in the form of Depositary Shares). The selling shareholder is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for registered direct offering of our securities in October 2019 and May 2020, as well the concurrent October Private Placement and May Private Placement, respectively. The principal business address of the selling shareholder is 430 Park Avenue, Level 3, New York, NY 10022.

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(10)	Based upon information provided to us by the selling shareholder, the selling shareholder holds warrants issued by us in the October Private Placement and May Private Placement which entitle the holder to purchase up to an aggregate of 4,500 Ordinary Shares (in the form of Depositary Shares). The selling shareholder is an affiliate of H.C. Wainwright & Co. LLC, a broker-dealer, which also previously served as our exclusive placement agent for registered direct offering of our securities in October 2019 and May 2020, as well the concurrent October Private Placement and May Private Placement, respectively. The principal business address of the selling shareholder is 430 Park Avenue, Level 3, New York, NY 10022.

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DESCRIPTION OF OFFERED SECURITIES AND OUR SHARE CAPITAL

The following describes our issued share capital, summarizes the material provisions of our Articles of Association and highlights certain differences in corporate law in the United Kingdom and the United States. This description of our share capital and summary of our Articles of Association is not complete, and is qualified by reference to our Articles of Association. You should read our Articles of Association, which are filed as an exhibit to the registration statement of which this prospectus forms a part, for the provisions that are important to you.

General

We are a public limited company organized under the laws of England and Wales under registered number 09216368. Our registered office is 1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom. The principal legislation under which we operate and our shares are issued is the United Kingdom Companies Act of 2006, or the Companies Act.

Issued Share Capital

Our issued share capital as of December 31, 2021 and March 31, 2022 was 98,468,387 Ordinary Shares and 98,468,413 Ordinary Shares, respectively. Each Ordinary Share has a nominal value 0.1 pence per share. Each issued Ordinary Share is fully paid. We currently have 1,000,001 deferred shares and no preference shares in our issued share capital.

There is no limit to the number of Ordinary Shares or preference shares that we are authorized to issue, as the concept of authorized capital is no longer applicable under the provisions of the Companies Act. There are no conversion rights, redemption provisions or sinking fund provisions relating to any ordinary shares.

We are not permitted under English law to hold our own Ordinary Shares unless they are repurchased by us and held in treasury. We do not currently hold any of our own ordinary shares.

History of Share Capital

On February 26, 2019, we issued 10,389,610 units to new investors pursuant to a subscription agreement for aggregate consideration of approximately £8.0 million. Each unit consisted of one Ordinary Share and one warrant to acquire Ordinary Shares.

On February 26, 2019, we issued (i) 4,331,384 units in connection with a placing, or the 2019 Placing, to certain new and existing investors and (ii) 1,716,951 Ordinary Shares to an existing investor, for an aggregate consideration of approximately £4.7 million. Each unit consisted of one Ordinary Share and one warrant to acquire Ordinary Shares.

On February 26, 2019, we issued 972,827 units in connection with an open offer to all of our existing shareholders who did not participate in the 2019 Placing, for an aggregate consideration of approximately £0.75 million. Each unit consisted of one Ordinary Share and one warrant to acquire Ordinary Shares.

On April 8, 2019, we effected a ratio change to our Depositary Shares, pursuant to which the ratio of Ordinary Shares to Depositary Shares was changed such that one Depositary Share represented 20 Ordinary Shares. Our Ordinary Shares were not affected by this change.

On October 8, 2019, we issued 25,000 Ordinary Shares for purchase by the Midatech Pharma Share Incentive Plan.

On October 25, 2019, we issued 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares in a registered direct offering with the Investor for aggregate gross proceeds of $3.0 million. In addition, in a concurrent private placement, we issued warrants to purchase a total of 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares and warrants to purchase a total of 150,000 Ordinary Shares represented by 30,000 Depositary Shares to affiliates of Wainwright in the private placement, each at an exercise price of $6.25 per Depositary Share.

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On March 3, 2020, following shareholder approval, we effected a one-for-20 reverse split of our Ordinary Shares and our Ordinary Shares began trading on AIM on a split-adjusted basis as of such date. No fractional shares were issued in connection with the reverse stock split. Immediately prior to the reverse stock split, we issued seven additional Ordinary Shares, in order that the aggregate nominal value of our Ordinary Share capital was exactly divisible by 20.

In connection therewith, and in an effort to bring our Depositary Share price into compliance with NASDAQ’s minimum bid price per share requirement, on March 3, 2020 we effected a ratio change in the number of Ordinary Shares represented by our Depositary Shares from 20 Ordinary Shares per Depositary Share to five Ordinary Shares per Depositary Share.

On May 20, 2020, we issued 9,090,910 Ordinary Shares represented by 1,818,182 Depositary Shares in a registered direct offering with certain institutional investors for aggregate gross proceeds of $3.0 million. In addition, in a concurrent private placement, we issued warrants to purchase a total of 9,090,910 Ordinary Shares represented by 1,818,182 Depositary Shares at an exercise price of $2.05 per Depositary Share, and warrants to purchase a total of 454,546 Ordinary Shares represented by 90,909 Depositary Shares to affiliates of Wainwright in the private placement at an exercise price of $2.0625 per Depositary Share.

On May 22, 2020, we issued 6,666,666 Units to certain investors in a placing in the United Kingdom for aggregate gross proceeds of £1.8 million. Each Unit comprised one new Ordinary Share and one warrant to purchase Ordinary Share, or a UK Warrant, with an exercise price of £0.34 per share. We also issued UK Warrants to purchase a total of 333,333 Ordinary Shares to Turner Pope, the placing agent, in connection with the closing of such offering, on the same terms and conditions as the other investors in the offering.

On July 27, 2020, we issued 21,296,295 Ordinary Shares, including 2,777,777 Ordinary Shares issued pursuant to a broker option, to certain non-U.S. investors in a placing in the United Kingdom for aggregate gross proceeds of £5.75 million.

On July 6, 2021, we issued 35,087,720 Ordinary Shares to certain non-U.S. investors in a placing in the United Kingdom for aggregate gross proceeds of £10.0 million.

Options

We have established the Midatech Pharma PLC 2014 Enterprise Management Incentive Scheme, or the EMI Scheme, pursuant to which we have issued options to purchase Ordinary Shares to employees and directors. As of March 31, 2022, there were options to purchase 2,881,500 Ordinary Shares under the EMI Scheme. In addition, as of March 31, 2022, there were options to purchase 126,776 Ordinary Shares under non-approved schemes. The options lapse after ten years from the date of the grant.

As of March 31, 2022, the weighted average remaining life of the option under the EMI Scheme and non-approved options schemes was 7.7 years.

In connection with our acquisition of DARA in December 2015, we assumed all of DARA’s outstanding options, or DARA Options. As of March 31, 2022, there were outstanding DARA Options to purchase 2,835 Ordinary shares with a weighted average remaining life of 2.7 years. All Ordinary Shares delivered to holders of DARA Options will be delivered in the appropriate amount of Depositary Shares.

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Warrants

DARA Warrants

In connection with our acquisition of DARA, we assumed all of DARA’s existing warrants. As of March 31, 2022, there were DARA warrants outstanding exercisable for 4,080 Ordinary Shares, with a weighted average exercise price of $61.03. All Ordinary Shares delivered to holders of such DARA warrants will be delivered in the appropriate amount of Depositary Shares.

October 2019 and May 2020 Warrants

The following is a brief summary of the October Private Placement Warrants, Wainwright October Warrants, May Private Placement Warrants and Wainwright May Warrants issued in connection with the October Private Placement and May Private Placement, as applicable, and is subject in all respects to the provisions contained in the applicable warrants, which, with respect to the October Private Placement Warrants and Wainwright October Warrants, are filed as exhibits to our Report on Form 6-K dated October 24, 2019, and for the May Private Placement Warrants and Wainwright May Warrants, are filed as exhibits to our Report on Form 6-K dated May 20, 2020. Unless otherwise stated, references to warrants in this section include the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants.

Exercisability. The October Private Placement Warrants and Wainwright October Warrants became exercisable on December 23, 2019. The May Private Placement Warrants and Wainwright May Warrants became exercisable upon issuance. The October Private Placement Warrants and May Private Placement Warrants will expire five and one-half years from the initial exercise date, and the Wainwright October Warrants and Wainwright May Warrants will expire on October 22, 2024 and May 18, 2025, respectively. The holder shall deliver the aggregate exercise price for the Depositary Shares specified in the exercise notice within two trading days following the date of exercise (subject to the ‘cashless exercise’ arrangements described below).

Cashless Exercise. With respect to the October Private Placement Warrants and Wainwright October Warrants, if, more than six months after the date of issuance of such warrants, there is no effective registration statement registering, or no current prospectus available for, the resale of the Depositary Shares underlying such warrants, the holder may exercise the warrant, in whole or in part, on a cashless basis. With respect to the May Private Placement Warrants and Wainwright May Warrants, if there is no effective registration statement registering, or no current prospectus available for, the resale of the Depositary Shares underlying such warrants, the holder may exercise the warrant, in whole or in part, on a cashless basis.

Exercise Price. The exercise price of (i) each October Private Placement Warrant and Wainwright October Warrant is $6.25 per Depositary Share and (ii) each May Private Placement Warrants and Wainwright May Warrant is $2.05 and $2.0625 per Depositary Share, respectively, each subject to the ‘cashless exercise’ arrangements described above and to adjustment as described below.

Beneficial Ownership Limitation. A holder shall have no right to exercise any portion of a warrant, to the extent that, after giving effect to such exercise, such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of, at the initial option of the holder thereof, 4.99% or 9.99%, as applicable, of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares underlying the Depositary Shares upon such exercise. The holder of the warrant, upon notice to us, may increase or decrease the beneficial ownership limitation to a percentage not to exceed 9.99%, provided that any increase in the beneficial ownership limitation shall not be effective until 61 days following notice to us. Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder.

Stock dividends and stock splits. If we pay a stock dividend or otherwise make a distribution payable in Depositary Shares or Ordinary Shares, or any other equity or equivalent securities, subdivide or combine outstanding Depositary Shares or Ordinary Shares, or reclassify Depositary Shares, Ordinary Shares or any shares of our capital stock, the exercise price of each warrant will be adjusted by multiplying the then exercise price by a fraction, the numerator of which shall be the number of Depositary Shares (excluding treasury shares, if any) outstanding immediately before such event, and the denominator of which shall be the number of Depositary Shares outstanding immediately after such event.

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Rights Offerings; pro rata distributions. If we issue Ordinary Share equivalents or rights to purchase shares, warrants, securities or other property pro rata to holders of Depositary Shares, a holder of a warrant will be entitled to acquire, subject to the beneficial ownership limitation described above, such securities or property that such holder could have acquired if such holder had held the number of Depositary Shares issuable upon complete exercise of the warrant immediately prior to the date a record is taken for such issuance. If we declare or make any dividend or other distribution of assets or rights to acquire assets to holders of Depositary Shares or Ordinary Shares, a holder of a warrant will be entitled to participate, subject to the beneficial ownership limitation, in such distribution to the same extent that the holder would have participated therein if the holder had held the number of Depositary Shares issuable upon full exercise of the warrant.

Fundamental Transaction. If we effect a fundamental transaction, including, among other things, a merger, sale of substantially all of our assets, tender offer, exchange offer and other business combination transactions, then upon any subsequent exercise of a warrant, the holder thereof shall have the right to receive, for each Ordinary Share represented by the Depositary Shares that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of the successor’s or acquiring corporation’s securities, if it is the surviving corporation, and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of Ordinary Shares represented by the Depositary Shares for which the warrant is exercisable immediately prior to such fundamental transaction.

Transferability. Each warrant and all rights thereunder are transferable, in whole or in part, upon surrender of the warrant, together with a written assignment of the warrant subject to applicable securities laws; provided, however, that the Wainwright October Warrants and Wainwright May Warrants are subject to certain FINRA transfer restrictions. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

No Rights as Shareholder Until Exercise. Except as set forth in the warrants, the holders of the warrants do not have any voting rights, dividends or other rights as a holder of our capital stock until they exercise the warrants.

May 2020 United Kingdom Placing Warrants

On May 22, 2020, we issued 6,666,666 Units, with each Unit comprising one new Ordinary Share and one UK Warrant. The exercise price of the UK Warrants is £0.34 per share and it expires five years and six months from the issuance date. We also issued UK Warrants to purchase a total of 333,333 Ordinary Shares to Turner Pope, the placing agent, in connection with the closing of such offering, on the same terms and conditions as the other investors in the offering.

Articles of Association

Shares and Rights Attaching to Them

Objects

The objects of our Company are unrestricted.

Share Rights

Subject to any special rights attaching to shares already in issue, our shares may be issued with or have attached to them any preferred, deferred or other special rights or privileges or be subject to such restrictions as we may resolve by ordinary resolution of the shareholders or decision of our board.

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Voting Rights

Without prejudice to any rights or restrictions as to voting rights attached to any shares forming part of our share capital from time to time, the voting rights attaching to shares are as follows:

•	on a show of hands every shareholder who is present in person and each duly authorized representative present in person of a shareholder that is a corporation shall have one vote;

•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder and the proxy has been instructed by one or more of those shareholders to vote for the resolution and by one or more other of those shareholders to vote against it;

•	on a show of hands, each proxy present in person has one vote for and one vote against a resolution if the proxy has been duly appointed by more than one shareholder entitled to vote on the resolution and either: (1) the proxy has been instructed by one or more of those shareholders to vote for the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote against it; or (2) the proxy has been instructed by one or more of those shareholders to vote against the resolution and has been given any discretion by one or more other of those shareholders to vote and the proxy exercises that discretion to vote for it; and

•	on a poll every shareholder who is present in person or by proxy shall have one vote for each share of which he is the holder.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is demanded. Subject to the provisions of the Companies Act, a poll may be demanded by:

•	the chairman of the meeting;

•	at least five shareholders present in person or by proxy and entitled to vote;

•	any shareholder(s) present in person or by proxy and representing in the aggregate not less than 10% of the total voting rights of all shareholders having the right to vote on the resolution; or

•	any shareholder(s) present in person or by proxy and holding shares conferring a right to vote on the resolution on which there have been paid up sums in the aggregate equal to not less than 10% of the total sums paid up on all shares conferring that right.

Restrictions on Voting

No shareholder shall be entitled to vote at any general meeting or at any separate class meeting in respect of any share held by him unless all calls or other sums payable by him in respect of that share have been paid.

The Board of Directors may from time to time make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall (subject to at least 14 days’ notice specifying the time or times and place of payment) pay at the time or times so specified the amount called on his shares. If a call remains unpaid after it has become due and payable, and the fourteen days’ notice provided by the Board of Directors has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of the Board of Directors.

A shareholder’s right to attend general or class meetings of the Company or to vote in respect of his shares may be suspended by the Board of Directors in accordance with our Articles of Association if he fails to comply with a proper request for the disclosure of interests regarding the shares. See “—Other United Kingdom Law Considerations—Disclosure of Interest in Shares” in this prospectus.

Dividends

We may, by ordinary resolution, declare a dividend to be paid to the share owners according to their respective rights and interests in profits, and may fix the time for payment of such dividend. No dividend may be declared in excess of the amount recommended by the directors. The Board of Directors may from time to time declare and pay to our share owners such interim dividends as appear to the directors to be justified by our profits available for distribution. There are no fixed dates on which entitlement to dividends arises on our ordinary shares.

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The share owners may pass, on the recommendation of the directors, an ordinary resolution to direct that all or any part of a dividend to be paid by distributing specific assets, in particular paid up shares or debentures of any other body corporate. Our articles of association also permit, with the prior authority of an ordinary resolution of shareholders, a scrip dividend scheme under which share owners may be given the opportunity to elect to receive fully paid ordinary shares instead of cash, or a combination of shares and cash, with respect to future dividends.

By the way of the exercise of a lien, if a share owner owes us any money relating in any way to shares, the Board of Directors may deduct any of this money from any dividend on any shares held by the share owner, or from other money payable by us in respect of the shares. Money deducted in this way may be used to pay the amount owed to us.

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by directors for our benefit until they are claimed. A dividend or other money remaining unclaimed 12 years after it first became due for payment will be forfeited and shall revert to the Company.

A shareholder’s right to receive dividends on his shares may, if they represent more than 0.25% of the issued shares of that class, be suspended by the directors if he fails to comply with a proper request for the disclosure of interests regarding the shares. See “—Other United Kingdom Law Considerations—Disclosure of Interests in Shares” in this prospectus.

Change of Control

There is no specific provision in our Articles of Association that would have the effect of delaying, deferring or preventing a change of control. We are, however, subject to the provisions of the United Kingdom City Code on Takeovers and Mergers, or the City Code, which contains detailed provisions regulating the timing and manner of any takeover offer for those of the Company’s shares which confer voting rights. See “—Other United Kingdom Law Considerations—City Code on Takeovers and Mergers” in this prospectus.

Variation of Rights

Whenever our share capital is divided into different classes of shares, all or any of the rights attached to any class may be varied or abrogated in such manner (if any) as may be provided by those rights or (in the absence of any such provision) either with the consent in writing of the holders of at least 75% of the issued shares of that class or with the authority of a special resolution passed at a separate general meeting of the holders of the shares of that class.

Alteration of Share Capital and Repurchases

Subject to the provisions of the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, we may, from time to time:

•	increase our share capital by allotting and issuing new shares in accordance with the our articles of association and any relevant shareholder resolution;

•	consolidate all or any of our share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

•	subdivide any of our shares into shares of a smaller nominal amount (i.e., par value) than our existing shares; or

•	redenominate our share capital or any class of share capital.

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Preemptive Rights and New Issuance of Shares

Under the Companies Act, the issuance of equity securities (except shares held under an employees’ share scheme) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which our shareholders’ approval would be required to renew the exclusion). In this context, “equity securities” means ordinary shares (and would exclude shares that, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution), and any and all rights to subscribe for or convert securities into such ordinary shares. This differs from U.S. law, under which shareholders generally do not have pre-emptive rights unless specifically granted in the certificate of incorporation or otherwise.

By way of resolutions passed at our annual general meeting held on June 30, 2021, or the 2021 AGM, authorities were given to the directors to allot shares in the Company, or to grant rights to subscribe for or to convert or exchange any security into shares in the Company, up to an aggregate nominal amount of £21,126.88, representing approximately one third of the then issued  share capital of the Company, with such authority set to expire 15 months from the date of passing of said resolution or at the conclusion of the annual general meeting of the Company to be held in 2022, whichever is the earlier. Pursuant to the authority granted at the 2021 AGM, the Company currently has authority to allot up to 21,126,880 ordinary shares, of which the Company has authority to allot 6,338,070 ordinary shares on a non-pre-emptive basis. Renewal of such authorizations is expected to be sought at each of our annual general meetings.

In circumstances where we allot further ordinary shares, we must apply for such new ordinary shares to be admitted to trading on AIM, which in some instances requires the publication of an admission document.

Transfer of Shares

Any certificated shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other manner which is permitted by the Companies Act and approved by the Board of Directors. Any written instrument of transfer shall be signed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The Board of Directors may decline to register any transfer of any share unless it is:

•	a fully paid share;

•	a share on which the Company has no lien;

•	in respect of only one class of shares;

•	in favor of a single transferee or not more than four transferees; or

•	delivered for registration at the Company’s registered office or such other place as the Board of Directors may decide, accompanied by the certificate for the shares to which it relates (other than uncertificated shares) and any other evidence the Board of Directors may reasonably require to provide the title to such share of the transferor.

If the Board of Directors declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which the transfer is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.

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CREST

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system which allows securities to be transferred by electronic means, without the need for a written instrument of transfer. The Articles of Association are consistent with CREST membership and, among other things, allow for the holding and transfer of shares in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act.

Notice of General Meetings

Subject to certain conditions, holders of Depositary Shares are entitled to receive notices under the terms of the deposit agreement relating to the Depositary Shares. See “Description of American Depositary Shares—Voting Rights” in this prospectus.

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes.

Class Meetings

The provisions in the Articles of Association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•	no member, other than a member of the Board of Directors, shall be entitled to notice of it or attend such meeting unless he is a holder of shares of that class;

•	the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class;

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every shares of the class held by him; and

•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

We may not have less than two directors on our Board of Directors. We have no maximum number of directors, though we may fix a maximum number by ordinary resolution of the shareholders. We may, by ordinary resolution of the shareholders, vary the minimum and any maximum number of directors from time to time.

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Appointment of Directors

Subject to the provisions of the Articles of Association, we may, by ordinary resolution of the shareholders, elect any person to be a director, either to fill a casual vacancy or as an addition to the existing board.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the Board of Directors has the power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing Board of Directors. Any director appointed by the Board of Directors will hold office only until the earlier to occur of the close of the next following annual general meeting and someone being appointed in his stead at that meeting. Such a director is eligible for re-election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

Rotation of Directors

At every annual general meeting, one-third of the directors or, if their number is not a multiple of three, then the number nearest to and not exceeding one-third, shall retire from office and each director must retire from office at least once every three years. If there are fewer than three directors, one director shall make himself or herself available for re-election

The directors to retire on each occasion shall be those subject to retirement by rotation who have been longest in office since their last election, but as between persons who became or were re-elected directors on the same day those to retire shall (unless they otherwise agree amongst themselves) be determined by lot.

A director who retires at the annual general meeting shall be eligible for re-election.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost or such director has given notice in writing to us that he is unwilling to be re-elected or such director has attained the retirement age applicable to him as director pursuant to the Companies Act.

Director’s Interests

The Board of Directors may authorize, to the fullest extent permitted by law, any matter proposed to them which would otherwise result in a director infringing his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with our interests and which may reasonably be regarded as likely to give rise to a conflict of interest. A director shall not, save as otherwise agreed by him, be accountable to us for any benefit which he (or a person connected with him) derives from any matter authorized by the directors and any contract, transaction or arrangement relating thereto shall not be liable to be avoided on the grounds of any such benefit.

Subject to the requirements under Sections 175, 177 and 182 of the Companies Act (which require a director to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with our interests, and to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with us), and provided that he has disclosed to the Board of Directors the nature and extent of any interest of his in accordance with the Companies Act and the Articles of Association, a director notwithstanding his office:

•	may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested;

•	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by us or in which we are otherwise interested; and

•	shall not, by reason of his office, be accountable to us for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

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In the case of interests arising where a director is in any way, directly or indirectly, interested in (a) a proposed transaction or arrangement with us or (b) a transaction or arrangement that has been entered into by us and save as otherwise provided by the Articles of Association, such director shall not vote at a meeting of the Board of Directors or of a committee of the Board of Directors on any resolution concerning such matter in which he has a material interest (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the case falls within one or more of the following paragraphs:

•	the resolution relates to the giving to him or a person connected with him of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him or such a person at the request of or for the benefit of, us or any of our subsidiaries;

•	the resolution relates to the giving of a guarantee, security or indemnity in respect of a debt or obligation of ours or any of our subsidiaries for which the director or a person connected with him has assumed responsibility in whole or part under a guarantee or indemnity or by the giving of security;

•	the resolution relates in any way to any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he and any persons connected with him do not to his knowledge hold an interest in shares representing one per cent or more of any class of the equity share capital of such company or of the voting rights available to shareholder of such company;

•	the resolution relates in any way to an arrangement for the benefit of our employees or any employees of our subsidiaries which does not award him as such any privilege or benefit not generally awarded to the employees to whom such arrangement relates;

•	the resolution relates in any way to the purchase or maintenance for the directors of insurance; or

•	the resolution is in respect of any matter in which the interest of the director cannot reasonably be regarded as conflicting.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the Board of Directors or of a committee of the Board of Directors as to the right of a director to vote or be counted in the quorum, and such question is not resolved by his voluntarily agreeing to abstain from voting or not to be counted in the quorum, the question may, before the conclusion of the meeting, be referred to the chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

An interest of a person connected with a director shall be treated as an interest of the director and Section 252 of the Companies Act shall determine whether a person is connected with a director.

Directors’ Fees and Remuneration

Each of the directors shall be paid a fee at such rate as may from time to time be determined by the Board of Directors (or for the avoidance of doubt any duly authorized committee of the Board of Directors) provided that the aggregate of all such fees so paid to directors shall not exceed £300,000 per annum, or such higher amount as may from time to time be determined by ordinary resolution of shareholders.

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Each director may be paid his reasonable traveling, hotel and other expenses of attending and returning from meetings of the Board of Directors or committees thereof of or general meetings or separate meetings of the holders class of shares or of debentures and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a director. Any director who, by request, goes or resides abroad for any purposes required by us or who performs services which in the opinion of the Board of Directors go beyond the ordinary duties of a director may be paid such extra remuneration as the Board of Directors may determine.

An executive director shall receive such remuneration as the Board of Directors may determine, and either in addition to or in lieu of his remuneration as a director as detailed above.

Age Limitations and Share Ownership

We do not have any age limitations for our directors, nor do we have mandatory retirement as a result of reaching a certain age. Our directors are not required to hold any shares in the Company.

Borrowing Power

Our directors may exercise all the powers of the Company to borrow or raise money and mortgage or charge all or any part of our undertaking, property and assets (present and future), and uncalled capital. Subject to the Companies Act, the directors may also create and issue debentures, other loan stock and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party. Our directors are required to restrict the borrowings of the Company to ensure that the aggregate principal amount of borrowings at any one time outstanding and all of its subsidiary undertakings (other than intra-Group borrowing) shall not at any time, without the previous sanction of an ordinary resolution of the Company, exceed two times the gross asset value of the Company and our subsidiaries.

Liability of Midatech and its Directors and Officers

Subject to the provisions on indemnities set out in Companies Act, every director, alternate director or former director (and of any associated company) shall be entitled to be indemnified out of our assets against all costs and liabilities incurred by him or her in relation to any proceedings or any regulatory investigation or action which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director so long as the indemnities do not cover liability for breach of duty to the Company or cover any fine, costs or related expense in connection with any proceedings for default on the part of the director. Lawful indemnities extend to the provision of funds to him or her by the Company to meet expenditure incurred or to be incurred by him in defending himself in any proceedings (whether civil or criminal) or in connection with an application for statutory relief or in an investigation by a regulatory authority which must however be repaid where such proceedings, application, investigation or action are in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the Company (or any associated company of ours) and he or she is convicted or found in default thereof. Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under a deed poll declared by us on August 5, 2015, or a Deed of Indemnity, our Board of Directors and our Company Secretary are indemnified against costs and liabilities incurred in connection with their office, other than any liability owed by such person to the Company itself (or any of our associated entities) and other than indemnification for liabilities in certain circumstances, which are prohibited by virtue of the Companies Act. The Deed of Indemnity provides that a director may also be lent sums to finance any relevant defense costs, provided that, in the event such proceedings involve criminal or civil matters in which the person is convicted or has a judgment made against him or her, then such loan must be repaid. Our total aggregate liability of Midatech under the Deed of Indemnity is £5 million.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to a charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Other United Kingdom Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the Disclosure Guidance and Transparency Rules of the United Kingdom Financial Conduct Authority to notify us of the percentage of his voting rights if the percentage of voting rights which he holds as a shareholder or through his direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, and we would hold the consideration on trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or agreed to acquire not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, requiring such person within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his knowledge) particulars of any other interest that subsists or subsisted in those shares. The Articles of Association specify that a response is required from such person within 14 days after service of any such notice.

Under the Articles of Association, if a person defaults in supplying us with the required particulars in relation to the shares in question, or Default Shares, the directors may by notice direct that:

•	in respect of the Default Shares, the relevant member shall not be entitled to attend or vote (either in person or by proxy) at any general meeting or of a general meeting of the holders of a class of shares or upon any poll or to exercise any right conferred by the Default Shares; and/or

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•	where the Default Shares represent at least 0.25% of their class, (a) any dividend (or any part of a dividend) payable in respect of the Default Shares shall be retained by us without liability to pay interest, (b) the shareholder may not be entitled to elect to receive shares instead of a dividend, and (c) no transfers by the relevant member of any Default Shares may be registered (unless the member himself is not in default and the transfer does not relate to Default Shares, the transfer is exempt or that the transfer is permitted under the U.K. Uncertificated Securities Regulations 2001).

Purchase of Own Shares

Under English law, a limited company may only purchase or redeem its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase or redeem its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;

•	determine the maximum and minimum prices that may be paid for the shares; and

•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

•	if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

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City Code on Takeovers and Mergers

As a United Kingdom incorporated public company with our registered office in the United Kingdom which is admitted to AIM, we are subject to the City Code, which is issued and administered by the United Kingdom Panel on Takeovers and Mergers, or the Panel. The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares; or

•	who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in us, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer, and depending on the circumstances, its concert parties would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our Ordinary Shares or Depositary Shares, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles of Association on the right of non-residents to hold or vote shares.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

General

Our Depositary Shares are deposited pursuant to the Amended and Restated Deposit Agreement dated February 8, 2021, among the Company, The Bank of New York Mellon as depositary, ands owners and holders of Depositary Shares. The depositary registers and delivers the Depositary Shares. Each Depositary Share represents five Ordinary Shares (or a right to receive five Ordinary Shares) deposited with The Bank of New York Mellon, London Branch, or any successor, as custodian for the depositary. Each Depositary Share also represents any other securities, cash or other property that may be held by the depositary. The deposited Ordinary Shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the Depositary Shares are administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold Depositary Shares either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of Depositary Shares, registered in your name, or (b) by having Depositary Shares registered in your name in the Direct Registration System, or (2) indirectly by holding a security entitlement in Depositary Shares through your broker or other financial institution. If you hold Depositary Shares directly, you are a registered Depositary Share holder, also referred to as an ADS holder. This description assumes you are a Depositary Share holder. If you hold the Depositary Shares indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Depositary Share holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated Depositary Shares, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated Depositary Shares.

Depositary Share holders are not treated as shareholders and do not have shareholder rights. English law governs shareholder rights. The depositary is the holder of the ordinary shares underlying the Depositary Shares. As a holder of Depositary Shares, you will have Depositary Share holder rights. A deposit agreement among us, the depositary and you, as a Depositary Share holder, and all other persons directly and indirectly holding Depositary Shares sets out Depositary Share holder rights as well as the rights and obligations of the depositary. A copy of the deposit agreement is incorporated by reference as an exhibit to the Company’s 2021 Annual Report. New York law governs the deposit agreement and the Depositary Shares.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of Depositary Share.

Dividends and Other Distributions

How will you receive dividends and other distributions on the Ordinary Shares?

The depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after deducting its fees and expenses. As a Depositary Share holder, you will receive these distributions in proportion to the number of Ordinary Shares your Depositary Shares represent.

Cash. We do not expect to declare or pay any cash dividends or cash distributions on our Ordinary Shares for the foreseeable future. The depositary will convert any cash dividend or other cash distribution we pay on the Ordinary Shares or any net proceeds from the sale of any Ordinary Shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis and at the then prevailing market rate, and can transfer the U.S. dollars to the United States. If that is not possible and lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those Depositary Share holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the Depositary Share holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See the section titled “Item 10 E. Additional Information—Taxation” in our 2021 Annual Report for a summary of certain tax consequences in respect of dividends or distributions to holders of Depositary Shares. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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Ordinary Shares. The depositary may distribute additional Depositary Shares representing any Ordinary Shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole Depositary Shares. If the depositary does not distribute additional Depositary Shares, the outstanding Depositary Shares will also represent the new Ordinary Shares. The depositary may sell a portion of the distributed Ordinary Shares sufficient to pay its fees and expenses in connection with that distribution.

Elective Distributions in Cash or Shares. If we offer holders of our Ordinary Shares the option to receive dividends in either cash or shares, the depositary, after consultation with us, may make such elective distribution available to you as a holder of the Depositary Shares. We must first instruct the depositary to make such elective distribution available to you. As a condition of making a distribution election available to Depositary Share holders, the depositary may require satisfactory assurances from us that doing so would not require registration of any securities under the Securities Act. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Ordinary \Shares, or at all.

Rights to Purchase Additional Ordinary Shares. If we offer holders of our securities any rights to subscribe for additional Ordinary Shares or any other rights, the depositary may make these rights available Depositary Share holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash distributions. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will exercise the rights and purchase the Ordinary Shares on your behalf and in accordance with your instructions. The depositary will then deposit the ordinary shares and deliver Depositary Shares to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay and comply with other applicable instructions.

U.S. securities laws may restrict transfers and cancellation of the Depositary Shares representing Ordinary Shares purchased upon exercise of rights. For example, you may not be able to trade these Depositary Shares freely in the United States. In this case, the depositary may deliver restricted Depositary Shares that have the same terms as the Depositary Shares described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to you anything else we distribute to holders of deposited securities by any means it determines is equitable and practicable. If it cannot make the distribution proportionally among the owners, the depositary may adopt another equitable and practical method. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case Depositary Shares will also represent the newly distributed property.

However, the depositary is not required to distribute any securities (other than Depositary Shares) to Depositary Share holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Neither we nor the depositary are responsible for any failure to determine that it may be lawful or feasible to make a distribution available to any Depositary Share holders. We have no obligation to register Depositary Shares, ordinary shares, rights or other securities under the Securities Act. This means that you may not receive the distributions we make on our Ordinary Shares or any value for them if it is illegal or impractical for us to make them available to you.

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Deposit, Withdrawal and Cancellation

How are Depositary Shares issued?

The depositary will deliver Depositary Shares if you or your broker deposit Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, and delivery of any required endorsements, certifications or other instruments of transfer required by the depositary, the depositary will register the appropriate number of Depositary Shares in the names you request and will deliver the Depositary Shares to or upon the order of the person or persons that made the deposit.

How can Depositary Share holders withdraw the deposited securities?

You may surrender your Depositary Shares at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will transfer and deliver the Ordinary Shares and any other deposited securities underlying the Depositary Shares to you or a person designated by you at the office of the custodian or through a book-entry delivery. Alternatively, at your request, risk and expense, the depositary will transfer and deliver the deposited securities at its corporate trust office, if feasible.

How do Depositary Share holders interchange between certificated Depositary Shares and uncertificated Depositary Shares?

You may surrender your ADRs to the depositary for the purpose of exchanging your ADRs for uncertificated Depositary Shares. The depositary will cancel the ADRs and will send you a statement confirming that you are the owner of uncertificated Depositary Shares. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated Depositary Shares requesting the exchange of uncertificated Depositary Shares for certificated Depositary Shares, the depositary will execute and deliver to you an ADR evidencing those Depositary Shares.

Voting Rights

How do you vote?

You may instruct the depositary to vote the number of whole deposited Ordinary Shares your Depositary Shares represent. The depositary will notify you of shareholders’ meetings or other solicitations of consents and arrange to deliver our voting materials to you if we ask it to. Those materials will describe the matters to be voted on and explain how you may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, and subject to the laws of England and Wales and our Articles of Association, to vote or to have its agents vote the Ordinary Shares or other deposited securities as instructed by Depositary Share holders.

The depositary will only vote or attempt to vote as you instruct or as described above. If we ask the depositary to solicit the Depositary Share holders’ instructions to vote and a Depositary Share holder fails to instruct the depositary as to the manner in which to vote by the specified date, such Depositary Share holder will be deemed to have given a discretionary proxy to a person designated by us to vote the number of deposited securities represented by its Depositary Shares, unless we notify the depositary that we do not wish to receive a discretionary proxy, there is substantial shareholder opposition to the particular question, or the particular question would have an adverse impact on our shareholders.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your Ordinary Shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions provided that any such failure is in good faith. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your Ordinary Shares are not voted as you requested.

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In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will try to give the depositary notice of any such meeting and details concerning the matters to be voted upon sufficiently in advance of the meeting date.

Except as described above, you will not be able to exercise your right to vote unless you withdraw the Ordinary Shares. However, you may not know about the shareholder meeting far enough in advance to withdraw the Ordinary |Shares.

 Fees and Expenses

What fees and expenses will you be responsible for paying?

Pursuant to the terms of the deposit agreement, the holders of Depositary Shares will be required to pay the following fees:

Persons depositing or withdrawing our ordinary shares or depositary share holders must pay:	For:
5.00 USD (or less) per 100 Depositary Shares (or portion of 100 Depositary Shares)	Issue of Depositary Shares, including issues resulting from a distribution of our ordinary shares or rights or other property
Cancellation of Depositary Shares for the purpose of withdrawal, including if the deposit agreement terminates
0.05 USD (or less) per Depositary Share	Any cash distribution to Depositary Share holders
A fee equivalent to the fee that would be payable if securities distributed to Depositary Share holders had been our Ordinary Shares and the Ordinary Shares had been deposited for issuance of Depositary Shares	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to Depositary Share holders
0.05 USD (or less) per Depositary Share per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of shares of our Ordinary Shares on our share register to or from the name of the depositary or its agent when persons deposit or withdraw our Ordinary Shares
Expenses of the Depositary	Cable and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian has to pay on any Depositary Share or our Ordinary Shares underlying Depositary Shares, such as stock transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of Depositary Shares directly from investors depositing our Ordinary Shares or surrendering Depositary Shares for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to Depositary Share holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

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In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to Depositary Share holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

The depositary has agreed to reimburse us for a portion of certain expenses it incurs that are related to establishment and maintenance of the ADR program. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of Depositary Shares. Neither we nor the depositary can determine the exact amount to be made available to us because (i) the number of Depositary Shares that will be issued and outstanding, (ii) the level of service fees to be charged to holders of Depositary Shares and (iii) its reimbursable expenses related to the program are not known at this time.

Payment of Taxes

Depositary Share holders will be responsible for any taxes or other governmental charges payable on their Depositary Shares or on the deposited securities represented by any of their Depositary Shares. The depositary may refuse to register any transfer of Depositary Shares or allow a Depositary Share holder to withdraw the deposited securities represented by his or her Depositary Shares until those taxes or other charges are paid. It may apply payments owed to such Depositary Share holder or sell deposited securities represented by such Depositary Share holder’s Depositary Shares to pay any taxes owed and such Depositary Share holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of Depositary Shares to reflect the sale and pay to Depositary Share holders any proceeds, or send to Depositary Share holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our Ordinary Shares	The cash, Ordinary Shares or other securities received by the depositary will become deposited securities.
• Reclassify, split up or consolidate any of the deposited securities	Each Depositary Share will automatically represent its equal share of new deposited securities.
• Distribute securities on the Ordinary Shares that are not distributed to you	The depositary may also deliver new Depositary Shares or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities. The depositary may also sell the new deposited securities and distribute the net proceeds if we are unable to assure the depositary that the distribution (a) does not require registration under the Securities Act or (b) is exempt from registration under the Securities Act.
• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	Any replacement securities received by the depositary shall be treated as newly deposited securities and either the existing Depositary Shares or, if necessary, replacement Depositary Shares distributed by the depositary will represent the replacement securities. The depositary may also sell the replacement securities and distribute the net proceeds if the replacement securities may not be lawfully distributed to all Depositary Share holders.

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Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of Depositary Share holders, it will not become effective for outstanding Depositary Shares until 30 days after the depositary notifies Depositary Share holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Depositary Shares, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the Depositary Share holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the Depositary Share holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver Ordinary Shares and other deposited securities upon cancellation of Depositary Shares. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the Depositary Share holders that have not surrendered their Depositary Shares. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay and we will not have any obligations thereunder to current or former Depositary Share holders.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of Depositary Shares

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

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•	are not liable for the inability of any holder of Depositary Shares to benefit from any distribution on deposited securities that is not made available to holders of Depositary Shares under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the Depositary Shares or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by Depositary Share holders as a result of owning or holding Depositary Shares or be liable for the inability or failure of a Depositary Share holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances. Additionally, we, the depositary and each owner and holder, to the fullest extent permitted by applicable law, waive the right to a jury trial in an action against us or the depositary arising out of or relating to the deposit agreement.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of Depositary Shares, make a distribution on Depositary Shares, or permit withdrawal of Ordinary Shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver Depositary Shares or register transfers of Depositary Shares when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your Depositary Shares

Depositary Share holders have the right to cancel their Depositary Shares and withdraw the underlying Ordinary Shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our Ordinary Shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Depositary Shares or to the withdrawal of Ordinary Shares or other deposited securities.

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This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of Depositary Shares

The deposit agreement permits the depositary to deliver Depositary Shares before deposit of the underlying Ordinary Shares. This is called a pre-release of the Depositary Shares. The depositary may also deliver Ordinary Shares upon cancellation of pre-released Depositary Shares (even if the Depositary Shares are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Ordinary Shares are delivered to the depositary.

The depositary may receive Depositary Shares instead of Ordinary Shares to close out a pre-release. The depositary may pre-release Depositary Shares only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or Depositary Shares to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of Depositary Shares that may be outstanding at any time as a result of prerelease to 30% of the number of deposited shares, although the depositary may disregard this limit from time to time if it determines it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated Depositary Shares upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated Depositary Shares and such ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated Depositary Shares. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of Depositary Shares, to direct the depositary to register a transfer of those Depositary Shares to DTC or its nominee and to deliver those Depositary Shares to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the Depositary Share holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an Depositary Share holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the Depositary Share holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of Depositary Shares

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of Depositary Shares, but not for the purpose of contacting those holders about a matter unrelated to our business or the Depositary Shares.

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PLAN OF DISTRIBUTION

We are registering the Ordinary Shares represented by Depositary Shares issuable upon exercise of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants to permit the resale of the Ordinary Shares represented by Depositary Shares by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Ordinary Shares represented by Depositary Shares other than proceeds from the cash exercise of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants.

The selling shareholders and any of their pledgees, assignees and successors-in-interest may sell all or a portion of the Ordinary Shares represented by Depositary Shares beneficially owned by them and offered hereby from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Ordinary Shares represented by Depositary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	sales pursuant to Rule 144;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholders and any of their pledgees, assignees and successors-in-interest may also sell all or a portion of the Ordinary Shares represented by Depositary Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares represented by Depositary Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

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If the selling shareholders effect such transactions by selling Ordinary Shares represented by Depositary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the Ordinary Shares represented by Depositary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of Ordinary Shares represented by Depositary Shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares represented by Depositary Shares in the course of hedging in positions they assume. The selling shareholders may also sell Ordinary Shares represented by Depositary Shares short and deliver Ordinary Shares represented by Depositary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Ordinary Shares represented by Depositary Shares to broker-dealers that in turn may sell such shares.

The selling shareholders may pledge or grant a security interest in some or all of the October Private Placement Warrants, May Private Placement Warrants, Wainwright October Warrants and Wainwright May Warrants or Depositary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares represented by Depositary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Ordinary Shares represented by Depositary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the Ordinary Shares represented by Depositary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Under the securities laws of some states Ordinary Shares represented by Depositary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares represented by Depositary Shares may not be sold unless such Ordinary Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the Ordinary Shares represented by Depositary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares represented by Depositary Shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares represented by Depositary Shares to engage in market-making activities with respect to the Ordinary \Shares represented by Depositary Shares. All of the foregoing may affect the marketability of the Ordinary Shares represented by Depositary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares represented by Depositary Shares.

We will pay all expenses of the registration of the Ordinary Shares, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares represented by Depositary Shares will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

Brown Rudnick LLP, London, United Kingdom has passed upon certain legal matters regarding the securities offered hereby. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements as of December 31, 2021, and for the each of the two years in the period then ended, incorporated by reference into this prospectus have been so incorporated in reliance on a report of Mazars LLP, an independent registered accounting firm, given on authority of said firm as experts in auditing and accounting. The report on the financial statements for the year ended December 31, 2021 contains an explanatory paragraph regarding our ability to continue as a going concern.

Mazars LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The financial statements as of December 31, 2019 and for the year then ended, incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2021, have been so incorporated in reliance on the report of BDO LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements for the year ended December 31, 2019 contains an explanatory paragraph regarding our ability to continue as a going concern.

BDO LLP, Reading, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act covering the Ordinary Shares represented by Depositary Shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our Ordinary Shares and the Depositary Shares.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our “insiders” are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, information statements and other information regarding issuers at http://www.sec.gov. You can review our SEC filings and the registration statement by accessing this website. Copies of certain information filed by us with the SEC are also available on our website at http://www.midatechpharma.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. We incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities under this prospectus (except in each case the information contained in such documents to the extent “furnished” and not “filed”):

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•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on April 26, 2022;

•	our Reports on Form 6-K furnished to the SEC on January 18, 2022, March 8, 2022, March 9, 2022, and April 14, 2022, to the extent expressly incorporated by reference into our effective registration statement filed by us under the Securities Act; and

•	the description of our Ordinary Shares and Depositary Shares contained in our registration statement on Form 8-A, originally filed with the SEC on December 2, 2015, and as amended on April 30, 2021 (including any amendments and reports filed for the purpose of updating such description).

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We may incorporate by reference into this prospectus, any Form 6-K meeting the requirements of Form F-1 which is submitted to the SEC after the date of this prospectus and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated or deemed to be incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Midatech Pharma PLC

1 Caspian Point

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

+44

 29 2048 0180

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of England and Wales. All of our directors and officers of are residents of jurisdictions outside the United States. Our corporate headquarters is located in the United Kingdom and all or a substantial portion of our assets, and all or a substantial portion of the assets of our directors and officers, are located outside of the United States. As a result, it may be difficult for you to serve legal process on us or our directors or have any of them appear in a U.S. court.

We understand that in England it may not be possible to bring proceedings or enforce a judgment of a U.S. court in respect of civil liabilities based solely on the federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. An award of damages is usually considered to be punitive if it does not seek to compensate the claimant for loss or damage suffered and is instead intended to punish the defendant. In addition to public policy aspects of enforcement, such as the aforementioned, the enforceability of any judgment in England will depend on the particular facts of the case and the relevant circumstances, for example (and expressly without limitation), whether there are any relevant insolvency proceedings which may affect the ability to enforce a judgment. In addition, the United States and the United Kingdom have not currently entered into a treaty (or convention) providing for the reciprocal recognition and enforcement of judgments (although both are contracting states to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards).

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We have appointed Donald J. Puglisi as our authorized agent upon whom process may be served in any action instituted in any U.S. federal or state court having subject matter jurisdiction arising out of or based upon the securities offered by this prospectus.

EXPENSES OF THE OFFERING

The following table sets forth the expenses payable by us in connection with the sale and distribution of the securities being registered hereby. All amounts shown, other than the SEC registration fee, are estimates:

SEC registration fee	$642.67
Printing and engraving	5,000
Accounting services	20,000
Legal fees and expenses	40,000
Miscellaneous	5,000
Total	$70,642.67

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   , 2022

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to the United Kingdom Companies Act 2006, every person who is or was at any time a director, alternate director, or former director of the Registrant or of any of its subsidiaries may be indemnified out of the assets of the Registrant against all costs, charges, expenses, losses, damages and liabilities incurred by him or her in performing his duties or the exercise of his or her powers or otherwise in relation to such company. Generally, under the United Kingdom Companies Act 2006, a company may not indemnify its directors against personal liability covering: liability to the company in cases where the company sues the director (i.e., only liability to third parties can be the subject of an indemnity); liability for fines for criminal conduct or fines imposed by a regulator; or other liabilities, such as legal costs, in criminal cases where the director is convicted, or in civil cases brought by the company where the final judgment goes against the director.

The Registrant has entered into a deed of indemnity with each of its directors and officers. Except as prohibited by applicable law, these deeds of indemnity may require Midatech, among other things, to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such directors and officers in any action or proceeding arising out of their service as a director or officer of the Registrant, or one of its subsidiaries, or arising out of the services provided to another company or enterprise at the Registrant’s request.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Recent Sales of Unregistered Securities

The following information is furnished with regard to all securities issued by the registrant within the last three years that were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated below, the issuance of such shares was deemed exempt from registration requirements of the Securities Act, of 1933, as amended, as such securities were offered and sold outside of the United States to persons who were neither citizens nor residents of the United States, pursuant to Regulation S, or such sales were exempt from registration under Section 4(2) of Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder.

On October 8, 2019, we issued 25,000 Ordinary Shares for purchase by the Midatech Pharma Share Incentive Plan.

On October 25, 2019, we sold to an institutional investor 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares in a registered direct offering at $5.00 per Depositary Share, resulting in gross proceeds of $3.0 million. In addition, we issued to the investor unregistered warrants to purchase a total of 3,000,000 Ordinary Shares represented by 600,000 Depositary Shares in a private placement. The warrants were exercisable on December 23, 2019 and may be exercised for a period of five and one-half years from the exercise date. The warrants have an exercise price of $6.25 per Depositary Share, subject to adjustment as set forth therein. We paid an aggregate of $309,806 in placement agent fees and expenses and also issued unregistered placement agent warrants to purchase a total of 150,000 Ordinary Shares represented by 30,000 Depositary Shares to affiliates of H.C. Wainwright & Co., Inc. in a private placement, on the same terms as the warrants, except they expire on October 22, 2024.

On May 20, 2020, we sold to certain institutional investors 9,090,910 Ordinary Shares represented by 1,181,182 Depositary Shares in a registered direct offering at $1.65 per Depositary Share, resulting in gross proceeds of $3.0 million. In addition, we issued to the investors unregistered warrants to purchase a total of 9,090,910 Ordinary Shares represented by 1,181,182 Depositary Shares in a private placement. The warrants were exercisable upon issuance and may be exercised for a period of five and one-half years from the exercise date. The warrants have an exercise price of $2.05 per Depositary Share, subject to adjustment as set forth therein. We paid an aggregate of $462,000 in placement agent fees and expenses and also issued unregistered placement agent warrants to purchase a total of 454,546 Ordinary Shares represented by 90,909 Depositary Shares to affiliates of H.C. Wainwright & Co., Inc. in a private placement, on the same terms as the warrants, except the exercise price is $2.0625 per Depositary Share and they expire on May 18, 2025.

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On May 22, 2020, we issued 6,666,666 Units to certain non-U.S. investors in a placing in the United Kingdom for aggregate gross proceeds of £1.8 million. Each Unit comprised one new Ordinary Share and one warrant to purchase Ordinary Shares with an exercise price of £0.34 per share. We paid an aggregate of £165,000 in placement agent fees and expenses and also issued unregistered placement agent warrants to purchase a total of 333,333 Ordinary Shares to Turner Pope Investments (TPI) Limited, or Turner Pope, with an exercise price is £0.34 per Ordinary Share and they have a term of five and one-half years.

On July 27, 2020, we issued 21,296,295 Ordinary Shares, including 2,777,777 Ordinary Shares issued pursuant to a broker option, to certain non-U.S. investors in a placing in the United Kingdom for aggregate gross proceeds of £5.75 million. We paid an aggregate of £432,500 in placement agent fees and expenses to Turner Pope.

On July 6, 2021, we issued 35,087,720 Ordinary Shares to certain non-U.S. investors in a placing in the United Kingdom for aggregate gross proceeds of £10.0 million. We paid an aggregate of £1.0 million in placement agent fees and expenses to Turner Pope.

Item 8.	Exhibits and Financial Statement Schedules

(a)	The Exhibit Index is incorporated herein by reference.

See the Exhibit Index attached to this registration statement, which is incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)	Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

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(B)	Paragraphs (1)(i), (a)(1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)	Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on this 26th day of April, 2022.

MIDATECH PHARMA PLC

By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title(s)	Date

/s/ Stephen Stamp	Chief Executive Officer & Chief Financial Officer, Director	April 26, 2022
Stephen Stamp	(Principal Executive Officer and Principal Financial Officer)

*	Non-Executive Chairman of the Board	April 26, 2022
Rolf Stahel

*	Senior Independent Non-Executive Director	April 26, 2022
Simon Turton, Ph.D.

*	Non-Executive Director	April 26, 2022
Sijmen de Vries, M.D.

*By:	/s/ Stephen Stamp
Stephen Stamp
Attorney-in-fact

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AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to the Registration Statement on Form F-1 has been signed by the undersigned on this 26th day of April, 2022.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative in the United States

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Exhibit Index

Exhibit Number	Title

3.1	Articles of Association of Midatech Pharma PLC (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-4 (File No. 333-206305), originally filed with the SEC on August 11, 2015, as amended).
4.1	Specimen certificate representing ordinary shares of Midatech Pharma PLC (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-4 (File No. 333-206305), originally filed with the SEC on August 11, 2015, as amended).
4.2	Form of Amended and Restated Deposit Agreement by and among Midatech Pharma PLC, The Bank of New York Mellon, as depositary, and all owners and holders from time to time of American Depositary Shares thereunder (incorporated by reference to Exhibit A to the Company’s Registration Statement on Form F-6 (File No. 333-252507), filed with the SEC on January 28, 2021.
4.3	Form of American Depositary Receipt (included in Exhibit 2.3 as Exhibit A thereto).
4.4	Form of Warrant Assumption Agreement by and between Midatech Pharma PLC and DARA BioSciences, Inc. (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form F-4 (File No. 333-206305), originally filed with the SEC on August 11, 2015, as amended).
4.5	Form of “Phase 2b” Common Stock Purchase Warrant issued to General Hospital Corporation d/b/a Massachusetts General Hospital (incorporated by reference to Exhibit 4.1 to DARA BioSciences, Inc.’s Current Report on Form 8-K filed with the SEC on December 15, 2014).
4.6	Form of “FDA Approval” Common Stock Purchase Warrant issued to General Hospital Corporation d/b/a Massachusetts General Hospital (incorporated by reference to Exhibit 4.2 to DARA BioSciences, Inc.’s Current Report on Form 8-K filed with the SEC on December 15, 2014).
4.7	Form of Warrant issued on October 25, 2019 (incorporated by reference to Exhibit 4.1 of the Company’s Report on Form 6-K, filed with the SEC on October 24, 2019).
4.8	Form of Placement Agent Warrant issued on October 25, 2019 (incorporated by reference to Exhibit 4.2 of the Company’s Report on Form 6-K, filed with the SEC on October 24, 2019).
4.9	Form of Warrant issued on May 20, 2020 (incorporated by reference to Exhibit 4.1 of the Company’s Report on Form 6-K, filed with the SEC on May 19, 2020).
4.10	Form of Placement Agent Warrant issued on May 20, 2020 (incorporated by reference to Exhibit 4.2 of the Company’s Report on Form 6-K, filed with the SEC on May 19, 2020).
4.11	Form of Warrant Instrument issued on May 22, 2020 (incorporated by reference to Exhibit 4.3 of the Company’s Report on Form 6-K, filed with the SEC on May 19, 2020).
5.1*	Opinion of Brown Rudnick LLP.
10.1#	Midatech Pharma PLC 2014 Enterprise Management Incentive Scheme (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-4 (File No. 333-206305), originally filed with the SEC on August 11, 2015, as amended).
10.2#	Form of Option Agreement (included in Exhibit 10.2).
10.3#	Consultancy Agreement, dated as of April 15, 2014, by and between Midatech Limited and Chesyl Pharma Limited (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form F-4 (File No. 333-206305), originally filed with the SEC on August 11, 2015, as amended).
10.4#	Appointment Agreement, dated as of April 15, 2014, by and between Midatech Limited and Rolf Stahel (incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form F-4 (File No. 333-206305), originally filed with the SEC on August 11, 2015, as amended).
10.5#	Revised Appointment Agreement, dated as of December 2, 2014, by and between Midatech Pharma PLC and Rolf Stahel (incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form F-4 (File No. 333-206305), originally filed with the SEC on August 11, 2015, as amended).
10.6#	Form of Appointment Letter between Midatech Pharma PLC and certain directors of Midatech Pharma PLC (incorporated by reference to Exhibit 10.22 to the Company’s Registration Statement on Form F-4 (File No. 333-206305), originally filed with the SEC on August 11, 2015, as amended).
10.7#	Deed of Indemnity dated August 5, 2015 (incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form F-4 (File No. 333-206305), originally filed with the SEC on August 11, 2015, as amended).

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Exhibit Number	Title
10.8†	License, Collaboration and Distribution Agreement, dated as of January 29, 2019, by and between Midatech Pharma PLC, CMS Bridging Limited, CMS Medical Hong Kong Limited and China Medical System Holdings Limited (incorporated by reference to Exhibit 4.17 of the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, as amended, filed with the SEC on May 28, 2019).
10.9	Relationship Agreement, dated January 29, 2019, by and among the Company, certain CMS Concert Party Members and Panmure Gordon (UK) Limited (incorporated by reference to Exhibit 4.18 of the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on April 30, 2019).
10.10	Deed of Variation of Relationship Agreement between the Company, Certain CMS Concert Party Members and Panmure Gordon (UK) Limited, dated May 12, 2020 (incorporated by reference to Exhibit 4.15 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2020, filed with the SEC on April 30, 2021).
10.11#	The Midatech Pharma Share Incentive Plan (incorporated by reference to Exhibit 4.27 of the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, filed with the SEC on April 24, 2018).
10.12†#	Service Agreement date as of September 9, 2019, by and between Midatech Pharma PLC and Stephen Stamp (incorporated by reference to Exhibit 10.1 of the Company’s Report on Form 6-K, filed with the SEC on September 19, 2019).
10.13	Form of Securities Purchase Agreement, dated as of October 22, 2019, by and between Midatech Pharma PLC and the purchaser identified on the signature page thereto (incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 6-K, filed with the SEC on October 24, 2019).
10.14	Form of Securities Purchase Agreement, dated as of May 18 2020, by and between Midatech Pharma PLC and the purchasers identified on the signature page thereto (incorporated by reference to the Company’s Report on Form 6-K, filed with the SEC on May 19, 2020).
10.15#	Service Agreement, dated as of July 12, 2021, by and between Midatech Pharma PLC and Dmitry Zamoryakhin (incorporated by reference to Exhibit 4.15 of the Company’s Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 26, 2022).
23.1	Consent of Mazars LLP, independent registered public accounting firm.
23.2	Consent of BDO LLP, independent registered public accounting firm.

*	Previously filed.
#	Management contract or compensatory plan or arrangement.

†	Certain portions of this exhibit (indicated by asterisks) have been omitted because they are not material and would likely cause competitive harm to Midatech Pharma PLC if publicly disclosed.

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